Contact:
Randy Gier
Chief Executive Officer
Pizza Inn Holdings, Inc.
469-384-5000

PIZZA INN HOLDINGS, INC. REPORTS RESULTS FOR
FOURTH QUARTER AND FULL FISCAL YEAR 2013

THE COLONY, Texas – September 25, 2013 -- PIZZA INN HOLDINGS, INC.
(NASDAQ: PZZI)

Fourth Quarter Highlights:
•	Adjusted EBITDA decreased $0.3 million to $0.1 million compared to the fourth quarter of fiscal 2012.
•	Net income decreased $0.6 million from the fourth quarter of fiscal 2012 to a loss of $0.7 million, including impairment expense.
•	The Company continues to invest to grow the Pie Five concept:
o	Company-owned Pie Five restaurant sales increased 51% over the fourth quarter of fiscal 2012 to $1.4 million.
o	Three additional Pie Five multi-unit franchise development agreements were awarded.
o	Company opened one additional Pie Five Pizza Co. restaurant.
•	Pizza Inn average weekly domestic franchised same store sales decreased 3.2% compared to fourth quarter of fiscal 2012.
•	Total Company-owned restaurant sales increased 24% over the fourth quarter of fiscal 2012 to $2.3 million.
•	Company incurred non-cash impairment expense of $0.8 million.

Fiscal Year 2013 Highlights:
•	Adjusted EBITDA decreased $1.2 million to $0.7 million compared to fiscal year 2012.
•	Net income decreased $1.6 million from the prior year to a loss of $1.3 million, including impairment expense.
•	Total Company-owned restaurant sales increased 35% over prior year to $8.2 million.
•	Pizza Inn average weekly domestic franchised same store sales decreased 5.7% compared to prior year.
•	Fiscal year 2013 results include non-cash impairment expense of $0.8 million and $0.1 million loss on the sale of assets.

Pizza Inn Holdings, Inc. (NASDAQ: PZZI) today announced results for the fourth fiscal quarter and fiscal year ended June 30, 2013.  Fourth quarter net income decreased to a loss of $0.7 million compared to a loss of $0.1 million for the same quarter of the prior fiscal year.  The decline in fourth quarter net income as compared to the prior year quarter was primarily attributable to a non-cash impairment charge of $0.8 million.  The non-cash impairment charge related to two Company-owned Pizza Inn restaurants, one of which will close in the second quarter of fiscal 2014 when its lease expires, and to one Company-owned Pie Five restaurant that opened in 2011 and will be relocated to a new site in the second quarter of fiscal 2014.

"We continued to expand our Pie Five concept with the opening of another Company-owned restaurant and the opening of our first franchise restaurant during the fiscal fourth quarter,” said Randy Gier, President and Chief Executive Officer.  “We also awarded three additional multi-unit franchise development agreements during the fourth quarter and another four franchise development agreements so far in the current quarter, bringing the total potential development in executed franchise agreements up to 108 Pie Five restaurants.  Two more franchise restaurants have opened in the current quarter and we expect an acceleration of franchise openings during the remainder of fiscal 2014. Each of our Pie Five franchisees is expected to have at least one restaurant open by the end of our current fiscal year ending in June 2014, and several of our franchisees have already executed leases for their second restaurants.”

Franchisees are typically required to open their first restaurant within six to nine months of the signing of their development agreement.  “It’s encouraging to see the time and energy that has been put into the concept coming to light as our franchise partners begin to break ground and operate Pie Five restaurants across the country,” added Gier.

Compared to the fourth quarter of fiscal 2012, Company-owned restaurant sales increased 24% to $2.3 million in the most recent quarter due primarily to new Pie Five store openings.  Noted Gier, “Five of our initial Pie Five company-owned restaurants have been open more than 18 months.  In the aggregate, these restaurants are performing with positive year over year sales trends despite one of the stores being negatively impacted by road construction.  Through the first twelve weeks of the current quarter ending in September, these five stores have same store sales increases of approximately 3%, and approximately 7% excluding the store impacted by road construction.”

Contact:
Randy Gier
Chief Executive Officer
Pizza Inn Holdings, Inc.
469-384-5000

“We are particularly excited about the performance of our new Pie Five stores,” continued Gier.  “In the past eighteen months we have opened seven new Company-owned Pie Five restaurants.  Two of those restaurants are college campus locations that serve a more captive audience and experience highly seasonal sales trends.  The other five restaurants, including two openings in the current quarter, represent sites that are our core focus as we move forward, and each of those five restaurants is generating weekly sales consistently in excess of the system average.  With this success, we will continue to develop the Dallas-Fort Worth market while also beginning to develop sites in Houston for our second Company-owned market,” added Gier.

The fourth fiscal quarter and fiscal year 2013 had 14 and 53 weeks, respectively, as compared to 13 and 52 weeks in the prior year periods.  Fourth quarter franchise revenues increased $0.1 million, or 7.6%, as compared to the prior fiscal year primarily due to increased fees from franchise agreement renewals and the additional week in fiscal 2013.  Because the franchise development fees received from Pie Five franchisees are not recognized until their restaurants open, the fiscal fourth quarter of 2013 included a relatively small amount of franchise revenue related to Pie Five.  Fourth quarter food and supply sales decreased by approximately $0.3 million, or 3.8%, as compared to the prior year primarily due to a 4.3% decrease in total domestic franchisee retail sales as the result of a decrease in both the average number of stores open and same store sales, which effect was partially offset by sales during the additional week in fiscal 2013.  Fourth quarter general and administrative expenses increased $0.1 million primarily due to higher costs associated with the continued growth of the Pie Five concept.

“While the reduction in Pizza Inn franchise store count earlier in fiscal 2013 continued to impact the year over year trends, the rate of franchise store closures and comparable store sales trends both moderated towards the end of the year and have improved further in the first quarter of fiscal 2014”, said Gier.  “As a result of the closure of lower-revenue stores, the average revenue per franchise store in operation today is higher than it was at the same time last year and sales trends have improved.”

“We are encouraged by the improving trends and relative stabilization of the Pizza Inn business, and are working very closely with our franchise leadership to continue making changes to our product quality, improvements in our operational consistency, and shifts in our marketing focus to further improve the trends on this very important brand,” concluded Gier.

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Pizza Inn Holdings, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of Pizza Inn Holdings, Inc. will be achieved.

About Pizza Inn Holdings, Inc.:
Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, Pizza Inn Holdings, Inc. owns and franchises approximately 300 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI”.  For more information, please visit www.pizzainn.com.
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PIZZA INN HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended		Three Months Ended
	June 30,	June 24,	June 30,	June 24,
	2013	2012	2013	2012

REVENUES:	$41,860	$43,001	$11,093	$10,872

COSTS AND EXPENSES:
Cost of sales	35,423	35,828	9,296	9,104
Franchise expenses	2,390	2,072	715	507
General and administrative expenses	4,193	3,829	1,198	1,089
Pre-opening expenses	286	265	37	19
Impairment of long-lived assets and other lease charges	766	-	766	-
Bad debt	205	95	70	30
Interest expense	244	110	47	39
	43,507	42,199	12,129	10,788

INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE TAXES	(1,647)	802	(1,036)	84

Income taxes	(526)	419	(356)	167

INCOME (LOSS) FROM
CONTINUING OPERATIONS	(1,121)	383	(680)	(83)

Loss from discontinued operations, net of taxes	(140)	(61)	(13)	(16)

NET INCOME (LOSS)	$(1,261)	$322	$(693)	$(99)

EARNINGS (LOSS) PER SHARE OF COMMON
STOCK - BASIC:
Income (loss) from continuing operations	$(0.14)	$0.05	$(0.09)	$(0.01)
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.00)	$(0.00)
Net income (loss)	$(0.16)	$0.04	$(0.09)	$(0.01)

EARNINGS (LOSS) PER SHARE OF COMMON
STOCK - DILUTED:
Income (loss) from continuing operations	$(0.13)	$0.05	$(0.08)	$(0.01)
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.00)	$(0.00)
Net income (loss)	$(0.15)	$0.04	$(0.08)	$(0.01)

Weighted average common
shares outstanding - basic	8,031	8,017	8,058	8,021

Weighted average common
shares outstanding - diluted	8,310	8,194	8,525	8,143

PIZZA INN HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	June 24,
ASSETS	2013	2012

CURRENT ASSETS
Cash and cash equivalents	$919	$590
Accounts receivable, less allowance for doubtful
accounts of $228 and $253, respectively	3,139	3,027
Notes receivable	292	71
Inventories	1,615	1,852
Income tax receivable	343	431
Deferred income tax assets	882	1,078
Prepaid expenses and other	307	256
Total current assets	7,497	7,305

LONG-TERM ASSETS
Property, plant and equipment, net	4,711	4,794
Long-term notes receivable	40	27
Long-term deferred tax asset	168	-
Deposits and other	119	372
	$12,535	$12,498
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,572	$1,562
Accrued expenses	1,749	1,756
Deferred revenues	169	200
Bank debt	669	765
Total current liabilities	4,159	4,283

LONG-TERM LIABILITIES
Bank debt, net of current portion	1,856	977
Deferred tax liability	-	699
Deferred revenues, net of current portion	370	125
Deferred gain on sale of property	59	84
Other long-term liabilities	22	22
Total liabilities	6,466	6,190

COMMITMENTS AND CONTINGENCIES (See Notes F and J)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,312,680 and 15,140,319 shares, respectively;
outstanding 8,193,280 and 8,020,919 shares, respectively	153	151
Additional paid-in capital	10,174	9,154
Retained earnings	20,378	21,639
Treasury stock at cost
7,119,400 shares	(24,636)	(24,636)
Total shareholders' equity	6,069	6,308
	$12,535	$12,498

PIZZA INN HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended		Three Months Ended
	June 30,	June 24,	June 30,	June 24,
	2013	2012	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$(1,261)	$322	$(693)	$(99)
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Impairment of goodwill and other assets	766	-	766	-
Depreciation and amortization	1,304	946	346	283
Loss on the sale of assets	129	-	-	-
Provision for bad debt	25	91	(19)	26
Stock compensation expense	150	121	15	17
Deferred income taxes	(671)	83	(428)	37
Changes in operating assets and liabilities:			-	-
Notes and accounts receivable	(283)	(61)	(111)	333
Income tax receivable	88	122	-	222
Inventories	237	(23)	(93)	(163)
Prepaid expenses and other	247	(42)	437	33
Accounts payable - trade	10	(541)	31	(539)
Accrued expenses	(7)	154	(197)	138
Cash provided by operating activities	734	1,172	54	288

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets	184	-	-	-
Capital expenditures	(2,244)	(2,482)	(697)	(274)
Cash used for investing activities	(2,060)	(2,482)	(697)	(274)

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings of bank debt	3,460	1,795	300	-
Repayments of bank debt	(2,677)	(868)	(425)	(119)
Proceeds from sale of stock	872	-	872	-
Proceeds from exercise of stock options	-	24	-	-

Cash provided by financing activities	1,655	951	747	(119)

Net increase (decrease) in cash and cash equivalents	329	(359)	104	(105)
Cash and cash equivalents, beginning of year	590	949	815	695
Cash and cash equivalents, end of year	$919	$590	$919	$590

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$296	$81	$48	$26
Income taxes (refunded) paid	$(67)	$6	$17	$(31)

PIZZA INN HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)

	Fiscal Year Ended		Three Months Ended
	June 30,	June 24,	June 30,	June 24,
	2013	2012	2013	2012
Net Income (loss)	$(1,261)	$322	$(693)	$(99)
Interest Expense	244	110	47	39
Income Taxes--Continuing Operations	(526)	419	(356)	167
Income Taxes--Discontinued Operations	(72)	(31)	(6)	10
Stock compensation expense	150	133	15	30
Impairment of long-lived assets and other lease charges	766	-	766	-
Loss on the sale of assets	129	-	-	-
Depreciation and amortization	1,304	946	346	283
Adjusted EBITDA	$734	$1,899	$119	$430